Exhibit 99.1

Cell Therapeutics, Inc.

Making cancer more treatable

501 Elliott Ave. W. #400 Seattle, WA 98119	T 206.282.7100 F 206.272.4010

CELL THERAPEUTICS PROVIDES ADDITIONAL INFORMATION

ON STRATEGIC OBJECTIVE FOR PIXANTRONE SALES

March 23, 2009 Seattle and Bresso—Cell Therapeutics, Inc. (CTI) (NASDAQ and MTA: CTIC) received a request from the Italian securities regulatory authority, CONSOB, pursuant to Article 114, Section 5 of the Unified Financial Act, that the Company issue a press release relating to the information disclosed in the press release issued on March 19, 2009, according to which the company estimates that the potential combined US and European market could approach $1 billion in sales by 2014 for pixantrone.

First of all the Company clarifies that the aforementioned information must not be intended as forecast or estimate, but represents a strategic objective of the Company.

As of today the company has no additional information with respect to what has been disclosed in the press releases issued on February 17 and 27, 2009, regarding the authorization process of the products, which are key assumptions used in the pixantrone forecast estimate.

Moreover the Company points out that the strategic objective, according to which pixantrone could potentially achieve $1 billion in sales by 2014, is based on third-party market research investigations and is subject to certain market penetration, competitive landscape and pricing assumptions used in the model including that:

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Pixantrone New Drug Application (NDA) filing for aggressive relapsed non-Hodgkin’s lymphoma (NHL) is completed in the second quarter of 2009, at which time CTI would request priority review from the US Food and Drug Administration (FDA), and assuming that priority review would lead to a potential approval of the NDA in late 2009 in the United States. Additionally assumes approval in Europe for the same indication in late 2010.

•	Product pricing assumed to be approximately $24/mg or $1,200 per vial. The pricing is comparable to the course of treatment for new agents in oncology.

•

Market penetration assumes use only in non-Hodgkin’s lymphoma (NHL) and assumes sales only in the US and European market. Market penetration assumes a range of penetration rates as the market for the product develops with a peak penetration rate in

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aggressive NHL of 15% to 25% and in indolent NHL of 4% to 8% based on line of therapy. The strategic objective for pixantrone is to exceed $1 billion in sales in 2014. CTI anticipates the product to be used in two portions of the NonHodgkin’s Lymphoma market, the aggressive setting (65,977 patients in the US) and the indolent setting (42,858 patients in the US). Use of cancer products in each of these disease settings can be in the first line, the second line or the third line. CTI bases its penetration rates in each of these lines of treatment based on primary market research with treating physicians, whereby physicians were asked to estimate the percentage of their patients that they will treat with pixantrone in each of these settings. We have based our model on estimates from third parties including the American Cancer Society and Mattson Jack, an industry consulting firm. For example in our strategic objective we project 15,095 patients treated with pixantrone in 2014 in the US (both aggressive and indolent types) at $43,200 per patient provides a sales target for 2014 in the U.S. of $652,121,000 For the EU in our strategic objective we project 8,700 patients treated with pixantrone in 2014 (both aggressive and indolent types) at $43,200 per patient provides a sales target of $375,840,000 in the EU. Combined the sales target in our strategic goal would reach $1,027,961,000;

•	From a competitive perspective pixantrone is the first drug to demonstrate a progression-free survival benefit in salvage lymphoma therapy.

As previously disclosed, Novartis International Pharmaceutical (Novartis) has an option to negotiate an exclusive worldwide license to develop and commercialize pixantrone, pursuant to an existing license and co-development agreement. In order for CTI to be able to develop and commercialize pixantrone, CTI will need to partner with Novartis or another pharmaceutical company, as well as to raise capital to carry out its strategic objectives for pixantrone.

More information about the aforementioned strategic objective is available at the Web site www.celltherapeutics.com on the investor section.

With respect to the administrative matters relative to the approval by the relevant authorities of the applications for the marketing of pixantrone, CTI must submit an NDA to the FDA in accordance with their regulations. After submission of the NDA and the request for priority review to be completed at the end of the second quarter of 2009, if such priority review is granted CTI expects it could obtain the relevant approval in late 2009 in the United States. If priority review is not granted, FDA review will require up to an additional four months.

About Cell Therapeutics, Inc.

Headquartered in Seattle, CTI is a biopharmaceutical company committed to developing an integrated portfolio of oncology products aimed at making cancer more treatable. For additional information, please visit www.CellTherapeutics.com.

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This press release includes forward-looking statements that involve a number of risks and uncertainties, the outcome of which could materially and/or adversely affect actual future results. Specifically, the risks and uncertainties that could affect the development of pixantrone include risks associated with preclinical and clinical developments in the biopharmaceutical industry in general and with pixantrone in particular, including, without limitation, our ability to submit an NDA in the first half of 2009 for pixantrone, be granted priority review and gain approval in 2009, the potential failure of pixantrone to prove safe and effective for treatment of relapsed aggressive NHL, determinations by regulatory, patent and administrative governmental authorities, that the forecast estimates for the potential sales will be achieved, that Novartis may not exercise its option to negotiate a license to develop and commercialize pixatrone, the Company’s ability to identify and negotiate an alternative licensing arrangement, the Company’s ability to continue to raise capital as needed to fund its operations, competitive factors, technological developments, costs of developing, producing and selling pixantrone, and the risk factors listed or described from time to time in the Company’s filings with the Securities and Exchange Commission including, without limitation, the Company’s most recent filings on Forms 10-K, 8-K, and 10-Q. Except as may be required by law, CTI does not intend to update or alter its forward-looking statements whether as a result of new information, future events, or otherwise.

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Media Contact:

Dan Eramian

T: 206.272.4343

C: 206.854.1200

E: media@ctiseattle.com

www.CellTherapeutics.com/press_room

Investors Contact:

Ed Bell

T: 206.282.7100

Lindsey Jesch Logan

T: 206.272.4347

F: 206.272.4434

E: invest@ctiseattle.com

www.CellTherapeutics.com/investors

www.CellTherapeutics.com